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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BURNHAM PACIFIC PROPERTIES, INC.
(Exact name of registrant as specified in charter)

Maryland (State or other jurisdiction of incorporation)	33-0204162 (IRS employer identification no.)

110 West A Street, Suite 900, San Diego, California 92101
(Address of principal executive offices) (Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

        Burnham Pacific Properties, Inc. (the "Registrant") hereby amends the Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on November 7, 2000 (including the Exhibits thereto, the "Form 8-A/A"). Capitalized terms used herein and not otherwise defined have the respective meanings ascribed to them in the Shareholder Rights Agreement, dated as of June 19, 1999, between the Registrant and EquiServe Trust Company, N.A. (as successor to First Chicago Trust Company of New York, the "Rights Agent"), as amended (the "Rights Agreement"), which is incorporated herein by reference to Exhibits 4.1 through 4.4 to this Form 8-A/A.

Item 1.  Description of Registrant's Securities to be Registered

        The response to Item 1 of the Form 8-A/A is hereby amended by the addition of the following paragraph after the penultimate paragraph thereof:

        "Effective as of June 27, 2002, the Rights Agreement was amended to advance the Final Expiration Date from June 19, 2009 to June 27, 2002. As a result, the Preferred Stock Purchase Rights distributed under the Rights Agreement will expire as of the Close of Business on June 27, 2002 at which time the Rights Agreement will be of no further force or effect."

        A copy of the aforementioned Amendment No. 3 to the Rights Agreement is attached hereto as Exhibit 4.4 and is incorporated herein by reference. The foregoing description of Amendment No. 3 to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to such amendment.

Item 2.  Exhibits

Exhibit 3.1
Articles Supplementary to the Articles of Amendment and Restatement of the Registrant classifying and designating the Series B Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to Form 8-A of the Registrant filed on June 23, 1999).
Exhibit 4.1
Shareholder Rights Agreement, dated as of June 19, 1999, between the Registrant and First Chicago Trust Company of New York), as Rights Agent (incorporated by reference to Exhibit 4.1 to Form 8-A of the Registrant filed on June 23, 1999).
Exhibit 4.2
Amendment No. 1 to Shareholder Rights Agreement, dated as of August 31, 2000, between the Registrant and First Chicago Trust Company of New York), as Rights Agent (incorporated by reference to Exhibit 4.2 to Form 8-A/A of the Registrant filed on November 7, 2000).
Exhibit 4.3
Amendment No. 2 to Shareholder Rights Agreement, dated as of September 11, 2000, between the Registrant and EquiServe (as successor to First Chicago Trust Company of New York), as Rights Agent (incorporated by reference to Exhibit 4.3 to Form 8-A/A of the Registrant filed on November 7, 2000).
Exhibit 4.4
Amendment No. 3 to Shareholder Rights Agreement, dated as of June 27, 2002, between the Registrant and EquiServe Trust Company, N.A. (as successor to First Chicago Trust Company of New York), as Rights Agent.

        [Remainder of Page Left Blank Intentionally]

2

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BURNHAM PACIFIC PROPERTIES, INC.

Date: June 27, 2002	By:	/s/ DANIEL B. PLATT Name: Daniel B. Platt Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 3.1
Articles Supplementary to the Articles of Amendment and Restatement of Burnham Pacific Properties, Inc. classifying and designating the Series B Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to Form 8-A of the Registrant filed on June 23, 1999).
Exhibit 4.1
Shareholder Rights Agreement, dated as of June 19, 1999, between Burnham Pacific Properties, Inc. and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 to Form 8-A of the Registrant filed on June 23, 1999).
Exhibit 4.2
Amendment No. 1 to Shareholder Rights Agreement, dated as of August 31, 2000, between Burnham Pacific Properties, Inc. and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 4.2 to Form 8-A/A of the Registrant filed on November 7, 2000).
Exhibit 4.3
Amendment No. 2 to Shareholder Rights Agreement, dated as of September 11, 2000, between Burnham Pacific Properties, Inc. and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 4.3 to Form 8-A/A of the Registrant filed on November 7, 2000).
Exhibit 4.4
Amendment No. 3 to Shareholder Rights Agreement, dated as of June 27, 2002, between the Registrant and EquiServe Trust Company, N.A. (as successor to First Chicago Trust Company of New York), as Rights Agent.

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  Item 1. Description of Registrant's Securities to be Registered
  Item 2. Exhibits
SIGNATURE
EXHIBIT INDEX